Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

among

SEQUENTIAL BRANDS GROUP, INC.,

WITH YOU, INC.,

CORNY DOG, INC.,

WITH YOU LLC,

and

JESSICA SIMPSON

Dated as of April 1, 2015

TABLE OF CONTENTS

i

ii

Exhibit A Form of Contribution Agreement

Exhibit B Form of Operating Agreement

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of April 1, 2015 (this “Agreement”), by and among Sequential Brands Group, Inc., a Delaware corporation (the “Buyer”), With You, Inc., a California corporation (“WYI”), Corny Dog, Inc., a California corporation (“Corny Dog” and, together with WYI, sometimes collectively referred to herein as the “Sellers”), With You LLC, a Delaware limited liability company (the “Company”), and Jessica Simpson, in her capacity as the sole stockholder of each of the Sellers (“JS”).

RECITALS

WHEREAS, WYI and Corny Dog formed the Company, and the Sellers collectively own 100% of the issued and outstanding membership interests of the Company (the “Membership Interests”), of which 87.37% is owned by WYI (the “WYI Membership Interests”) and 12.63% is owned by Corny Dog (the “Corny Dog Membership Interests”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, (i) WYI contributed the Included IP and the Excluded IP and (ii) Corny Dog contributed the Endorsement Rights to the Company pursuant to the Contribution Agreement (collectively, the “Contribution”);

WHEREAS, (i) Corny Dog wishes to sell to the Buyer, and the Buyer wishes to purchase from Corny Dog, one hundred percent (100%) of the Corny Dog Membership Interests (the “Corny Dog Transferred Interests”) and (ii) WYI wishes to sell to the Buyer, and the Buyer wishes to purchase from WYI, 49.87% of the issued and outstanding Membership Interests, representing 57.08% of the WYI Membership Interests (the “WYI Transferred Interests” and, together with the Corny Dog Transferred Interests, the “Transferred Interests”), such that after giving effect to such purchase of the Transferred Interests, the Buyer shall own 62.5% of the Membership Interests and WYI shall own 37.5% of the Membership Interests;

WHEREAS, as a result of the Contribution undertaken pursuant to the Contribution Agreement, the Company owns all assets related to (i) the worldwide business of creating, designing, developing, manufacturing, marketing, selling and licensing of all consumer related lifestyle products including but not limited to all categories within the Fashion, Home, Beauty, Personal Care, Baby, Crafts, Pets, Holiday, Seasonal, Bridal, Celebrations, Travel, Floral, and Food industry segments, but specifically only excluding the Retained Assets (as defined in the Contribution Agreement), (ii) the exploitation of the Endorsement Rights; and (iii) all lines of business reasonably related or ancillary thereto (including the establishment and operation of retail stores) (the “Business”); and

WHEREAS, in connection with the transactions contemplated in this Agreement, at the Closing the Buyer and WYI will execute and deliver the Operating Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Operating Agreement (and the Inducement Agreement attached thereto), the Contribution Agreement, the Camuto License Agreement, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Camuto” means, collectively, Camuto Consulting Group, Inc., a Connecticut corporation, and VCJS, LLC, a Connecticut limited liability company.

“Camuto License Agreement” means that certain license agreement between WYI and VCJS, LLC to be assigned to the Company at or prior to the Closing, in form and substance reasonably satisfactory to the Sellers and the Buyer.

“Code” means the United States Internal Revenue Code of 1986, as amended, together with all regulations promulgated and the rulings issued thereunder.

“Conduct of the Business” means the conduct of the Business to the extent, but only to the extent, actually conducted by the Sellers, including, but not limited to, any conduct of the Business related to Camuto or any current or former sublicensee of Camuto or the Sellers; provided, however, that all representations and warranties of the Sellers contained herein (in Articles III ) with respect to the Business conducted by Camuto or any current or former sublicensee of Camuto or the Sellers shall in all instances be qualified in their entirety by the knowledge (as such term is defined herein) of the Sellers.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied, and any amendments thereto.

“Contribution Agreement” means that certain Contribution Agreement, dated March 31, 2015, by and between each of the Sellers and the Company, pursuant to which the Sellers contributed the Included IP, the Excluded IP and the Endorsement Rights to the Company, in the form of Exhibit A.

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“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Endorsement Rights” shall have the meaning ascribed to it in the Operating Agreement.

“Excluded IP” shall have the meaning ascribed to it in the Operating Agreement.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Included IP” shall have the meaning ascribed to it in the Operating Agreement.

“Indebtedness” means, as to any Person or the Business: (i) all obligations for the payment of principal, interest, penalties, fees (including loan management fees) or other liabilities for borrowed money (including guarantees) and collection costs thereof, incurred or assumed; (ii) any liability relating to any capitalized lease obligation; (iii) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance; (iv) all obligations under conditional sale or other title retention agreements relating to the property or assets of such Person or the Business; (v) all Indebtedness of third parties secured by a lien on property owned or acquired by such Person or the Business; (vi) all net payments that such Person or the Business will be required to make at Closing in the event of any early termination in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements; (vii) any obligation of such Person or the Business that, in accordance with GAAP, would be required to be reflected as Indebtedness on the balance sheet of such Person or the Business; (viii) all obligations for the deferred purchase price of assets, property or services, including, without limitation, any royalty or earn-out payments; and (ix) any payments, fines, fees, penalties, expenses or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described above.

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“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks, service marks, symbols, brand names, logos, domain names and other Internet addresses or identifiers, trade dress and indicia of origin, registrations and applications for each of the foregoing and goodwill associated therewith to register any of the foregoing; (ii) patents and patent applications; (iii) published and unpublished works of authorship, copyrights therein and thereto and registrations and applications for each of the foregoing; (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any copyrights or patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by any of the foregoing.

“knowledge,” with respect to a party, means the actual knowledge of such party, in the case of an individual, or any officer or director of such party, in the case of an entity.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Liability” means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” means Intellectual Property that the Company has licensed on a non-exclusive basis or is otherwise permitted by other Persons to use.

“Material Adverse Effect” means, as to any Person, any event, change, circumstance, occurrence, effect, result or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of the Person, taken as a whole or (ii) materially impairs the ability of the Person to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that a “Material Adverse Effect” shall not be deemed to have occurred based upon events, occurrences, facts, conditions or changes to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in Law or GAAP or interpretations thereof; (iii) conditions generally affecting the industries in which the Company or the Business operates; and (iv) any changes in financial, banking or securities markets in general, including any disruption thereof; except in each such case for such events, occurrences, facts, conditions or changes that have a materially disproportionate effect on the Company or the Business relative to other participants in the industry in which the Company or the Business operate.

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“Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, substantially in the form of Exhibit B.

“Original Camuto License Agreement” means that certain Master License Agreement, by and among WYI, JS and Camuto, dated as of September 1, 2004 (as amended to date).

“Owned Intellectual Property” means Intellectual Property owned by or exclusively licensed to the Company.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, joint venture, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Registered” shall mean issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, general partner, managing member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, counsel, accountants, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement, claim for refund and other document filed or required to be filed with respect to any Tax (including any elections, declarations, schedules, amendments or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes a party to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

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“Tax” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transaction Expenses” means, with respect to any Person, the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, such Person or any other Person that the Person pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of such Person’s Affiliates) in connection with the process of selling or purchasing of the Transferred Interests or any other interest in the Company or the Business or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of such Person’s counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of such Person in connection with the transactions contemplated hereby; (iii) all of such Person’s brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (iv) except as set forth in this Agreement or the Ancillary Agreements, any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable for which the Company becomes liable in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith. By way of clarification, “Transaction Expenses” of the Sellers or JS or any of their Affiliates shall not include the termination fee to be paid to Camuto pursuant to Section 6.3(g) or any fees or expenses expressly assumed by the Buyer in this Agreement or the Ancillary Agreements.

Section 1.2            Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

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Definition	Location

Agreement	Preamble
Business	Recitals
Buyer	Preamble
Camuto Master License Statements	3.7(a)
Cash Consideration	2.1
Claim Notice	7.4(a)
Closing	2.2(a)
Closing Date	2.2(a)
Company	Recitals
Confidentiality Agreement	5.6
Contribution	Recitals
Corny Dog	Preamble
Corny Dog Membership Interests	Recitals
Corny Dog Transferred Interests	Recitals
Direct Claim	7.4(c)
Disclosure Schedules	Article III
Earnest Money	2.2(b)(i)
Financial Statements	3.7(a)
Financing	5.10
Fundamental Representations	7.1(a)(i)
HSR Act	3.3(b)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
JS	Preamble
Key Customers	3.14
Losses	7.2
Material Contracts	3.18(a)
Membership Interests	Recitals
Permits	3.9(b)
Permitted Encumbrances	3.13(a)
Purchase Price	2.1
Sellers	Preamble
Stock Consideration	2.1
Third Party Claim	7.4(a)
Threshold Amount	7.5
Trade Secrets	1.1
Transferred Interests	Recitals
WYI	Preamble
WYI Membership Interests	Recitals
WYI Transferred Interests	Recitals

ARTICLE II
PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Transferred Interests to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Sellers contained herein, shall purchase the Transferred Interests from the Sellers for an aggregate purchase price of U.S One Hundred Eighteen Million Seven Hundred and Fifty Thousand Dollars ($118,750,000) consisting of: (a) U.S. One Hundred Seventeen Million Five Hundred Thousand Dollars ($117,500,000) payable to the Sellers in immediately available funds (the “Cash Consideration”), and (b) 97,087 shares of common stock, par value $0.001 per share, of the Buyer to be issued to WYI (the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”). The Purchase Price shall be apportioned between the Sellers pro rata based on the Transferred Interests sold hereunder and paid as directed by the Sellers to the Buyer in writing no later than two (2) Business Days prior to the Closing Date. The Purchase Price shall be allocated among the Company’s assets as set forth in Schedule 2.1 of the Disclosure Schedules.

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Section 2.2            Closing.

(a)                The sale and purchase of the Transferred Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., local time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)               At the Closing:

(i)                 the Buyer shall deliver, or cause to be delivered, to the Sellers (or such other Persons as the Sellers may direct in writing at least two (2) Business Days prior to the Closing Date) by wire transfer in immediately available funds an amount equal to the Cash Consideration less the $250,000 earnest money deposit previously deposited by the Buyer to Grimes LLP, the Sellers’ counsel (the “Earnest Money”), which shall be released to WYI at the Closing;

(ii)               the Buyer shall deliver, or cause to be delivered, to WYI evidence of the issuance of the Stock Consideration;

(iii)             the Sellers shall sell, convey, assign, transfer and deliver to the Buyer the Transferred Interests and will deliver or caused to be delivered to the Buyer certificates representing the Transferred Interests, duly endorsed in blank or accompanied by powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and

(iv)             each Seller shall deliver to the Buyer (x) certified copies of resolutions of its respective board of directors and sole stockholder necessary and sufficient to authorize, adopt and approve this Agreement and the Ancillary Agreements in accordance with such Seller’s organizational documents and applicable Law, (y) certificates as to the incumbency of the Persons executing this Agreement on behalf of such Seller and the genuineness of their signatures in accordance with such Seller’s organizational documents and applicable Law, and (z) such other documents relating to the transactions contemplated in this Agreement and/or the Ancillary Agreements as the Buyer may reasonably request.

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Section 2.3            Withholding Rights. The Buyer shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. All such withheld amounts shall be timely paid over to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules of the Sellers attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule for which applicability of such information and disclosure is readily apparent on its face), the Sellers hereby, jointly and severally, represent and warrant to the Buyer as follows:

Section 3.1            Organization and Qualification.

(a)                Each Seller is a corporation duly organized, validly existing and in good standing under the laws of California and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Schedule 3.1(a) of the Disclosure Schedules, the Company is (i) a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, the jurisdiction of its formation, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)               The Company was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.2            Authority. Each of JS, the Sellers and the Company have full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of JS, the Sellers and the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by JS, the Sellers and the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which JS, the Sellers or the Company will be a party will have been, duly executed and delivered by JS, the Sellers or the Company, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Sellers or the Company will be a party will constitute, the legal, valid and binding obligations of the Sellers or the Company, enforceable against the Sellers or the Company, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

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Section 3.3            No Conflict; Required Filings and Consents.

(a)                The execution, delivery and performance by the Sellers and the Company of this Agreement and each of the Ancillary Agreements to which the Sellers or the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Sellers or the Company; (ii) assuming compliance with the HSR Act, conflict with or violate any Law applicable to the Sellers or the Company or by which any property or asset of the Seller or the Company is bound or affected; or (iii) except as set forth in Schedule 3.3(a) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Sellers or the Company under, or result in the creation of any Encumbrance on any property, asset or right of the Sellers or the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Sellers or the Company is a party or by which the Sellers or the Company or any of their respective properties, assets or rights are bound or affected.

(b)               Neither the Sellers or the Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Sellers or the Company of this Agreement and each of the Ancillary Agreements to which the Sellers or the Company will be a party or the consummation of the transactions contemplated hereby or thereby, or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) any filings, notices, authorizations, approvals, orders, permits and consents required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) such filings, notices, authorizations, approvals, orders, permits and consents as may be required by any applicable state securities or “blue sky” laws; and (iii) such filings, notices, authorizations, approvals, orders, permits and consents as specifically contemplated or required by this Agreement and the Ancillary Agreements.

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Section 3.4            Membership Interests. The Membership Interests have been duly authorized, validly issued and are fully paid and nonassessable, and not subject to any Encumbrance, except as set forth herein or in the Operating Agreement.

Section 3.5            Capitalization. The Sellers are the sole legal and beneficial owners of all of the issued and outstanding Membership Interests. Immediately following the Closing, the capitalization of the Company will be as set forth in Schedule 3.5 of the Disclosure Schedules, subject to the terms of the Operating Agreement. Except as set forth in the Operating Agreement, there are no outstanding options, warrants, convertible securities, subscriptions or other rights obligating the Company to issue any additional Membership Interests.

Section 3.6            Equity Interests. The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in any Person.

Section 3.7            Financial Statements; No Undisclosed Liabilities.

(a)                True, complete and correct copies of the unaudited balance sheet of each of the Sellers as of December 31, 2014 and December 31, 2013, and the related unaudited statements of income of each of the Sellers (collectively referred to as the “Financial Statements”) and the Jessica Simpson Master License Historical Profit and Loss statement in connection with the Camuto License Agreement for each of the years 2009–2014 and pro forma for 2015 (collectively referred to as the “Camuto Master License Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules. Except as set forth on Schedule 3.7(a) of the Disclosure Schedules, the Financial Statements were prepared on a cash tax basis and each of the Financial Statements and the Camuto Master License Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Sellers and/or the Business, (ii) have been prepared in accordance with sound accounting practices applied on a consistent basis throughout the periods indicated, and (iii) fairly present in all material respects the financial position and results of operations of the Sellers and/or the Business, as applicable, as of the respective dates thereof and for the respective periods indicated therein; provided, however, that the Financial Statements do not have any footnotes and may be subject to year-end audit adjustments. The books of account and financial records of the Sellers and the Business, as applicable, are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(b)               Neither the Company nor the Business has any Indebtedness, Liability or obligation of any kind or nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except: (i) post-Closing Liabilities under Contracts disclosed in the Disclosure Schedules; and (ii) Liabilities specifically disclosed in Schedule 3.7(b) of the Disclosure Schedules. As of the Closing, except as set forth in the Operating Agreement, the Company will have no, and the Buyer will not become subject to any, Liabilities, primary or secondary, direct or indirect, liquidated, absolute, determined, determinable, accrued, contingent or otherwise, arising out of, relating to, or in connection with the Contribution or the purchase and sale of the Transferred Interests.

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(c)                None of the Sellers, the Company or the Business has engaged independent auditors to perform review or attestation services in respect of the Financial Statements.

Section 3.8            Absence of Certain Changes or Events. Since December 31, 2014, except in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby, (a) the Sellers and/or the Company, as applicable, has conducted the Business only in the ordinary course consistent with past practice; (b) except as set forth on Schedule 3.8(b) of the Disclosure Schedules, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to the Sellers, the Company and/or the Business; (c) the Business has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor the Business has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9            Compliance with Law; Permits.

(a)                The Business is and has been in compliance in all material respects with all Laws applicable to it. To the knowledge of the Sellers, none of the Sellers, the Company, the Business or any of its employees has received during the past five years, nor is has there been threatened, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or the Business is not in compliance in any material respect with any Law applicable to it.

(b)               Except as set forth in Schedule 3.9(b) of the Disclosure Schedules, the Company or the Business is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority sufficient and adequate for it to carry on the Business in all material respects as currently conducted (the “Permits”). The Company and the Business are and have been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened. The Company or the Business will continue to have the use and benefit of all Permits, in all material respects, following consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.9(b) of the Disclosure Schedules, no Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or the Business.

Section 3.10        Litigation. Except as set forth on Schedule 3.10 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Sellers, threatened against the Company, the Business, or any material property or asset of the Company or the Business, or any of the executive officers of the Company in regards to their actions as such. Except with respect to any approvals required under the HSR Act, there is no Action pending or, to the knowledge of the Sellers, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, except as with respect to any approvals required under the HSR Act, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Company, the Business, any of their respective properties or assets, any of its respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth on Schedule 3.10 of the Disclosure Schedules, there is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

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Section 3.11        Employee Benefit Plans. Except as set forth on Schedule 3.11 of the Disclosure Schedules, the Sellers sponsor no, and have no direct or contingent Liability with respect to, any employee benefit, plan, program or arrangement (including, without limitation, any employee benefit plan as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended). Except as set forth on Schedule 3.11 of the Disclosure Schedules, there are no Contracts between either of the Sellers and any employee, officer or director of such Seller, including any Contracts relating in any way to a sale of the Transferred Interests or the other transactions contemplated hereby or pursuant to the Ancillary Agreements. Except as set forth in Schedule 3.11 of the Disclosure Schedules, each plan, agreement or arrangement subject to Section 409A of the Code has materially complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time. Except as set forth in Schedule 3.11 of the Disclosure Schedules, neither of the Sellers is a party to any Contract, agreement or arrangement that could, to the knowledge of the Sellers, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.12        Labor and Employment Matters. The Company is not a party to any labor or collective bargaining contract that pertains to employees of the Company. There are no pending or, to the knowledge of the Company, threatened Actions concerning labor matters with respect to the Company.

Section 3.13        Title to, Sufficiency and Condition of Assets.

(a)                The Company has good and valid title to or a valid leasehold interest in, a valid license for or valid right to use all of its assets, including all of the assets reflected in the Financial Statements and contributed to the Company pursuant to the Contribution or acquired in the ordinary course of business since the date of the Financial Statements, except those sold or otherwise disposed of for fair value since the date of the Financial Statements in the ordinary course of business consistent with past practice. None of the assets owned, leased, licensed or used by the Company or the Business are subject to any Encumbrance, other than: (i) liens for Tax not yet due and payable or not yet past due and for which adequate reserves have been established in accordance with sound accounting practices; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Sellers, the Company or the Business consistent with past practice; (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the value, or the continued ownership, use and operation of the assets to which they relate by the Company or the Business as currently conducted; (iv) Encumbrances set forth in the Operating Agreement; and (v) those Encumbrances set forth on Schedule 3.13(a) of the Disclosure Schedules (collectively, “Permitted Encumbrances”).

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(b)               After giving effect to the Contribution, the assets owned, leased, licensed or used by the Company constitute all of the assets necessary in all material respects for the Company to carry on the Business as currently conducted and proposed to be conducted.

(c)                All tangible assets owned, leased, licensed or used by the Company or the Business have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(d)               Neither the Company nor the Sellers owns or leases, or has ever owned a fee interest in or leased, any real property.

Section 3.14        Key Customers. Schedule 3.14 of the Disclosure Schedules sets forth a true, correct and complete list of the Business’s top 10 licensees or sub-licensees by revenue for the fiscal year ending December 31, 2014 (collectively, the “Key Customers”). Except as set forth on Schedule 3.14 of the Disclosure Schedules, since January 1, 2014, none of the Key Customers (i) has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Business or (ii) has taken any action or, to the knowledge of the Sellers, threatened to take any action, that would reasonably be expected to reduce the Business’s revenue on account of such Key Customer by 10% or more on a year-over-year basis.

Section 3.15        Intellectual Property.

(a)                Schedule 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Intellectual Property that is Registered and all material Owned Intellectual Property that is not Registered, identifying for each whether it is owned by or exclusively licensed to the Company. Notwithstanding anything contained in this Agreement to the contrary, the Buyer expressly acknowledges that no assignments of Owned Intellectual Property from the Sellers to the Company have been filed with the United States Patent and Trademark Office or any similar Governmental Authority and it shall be the Company’s obligation, at the Company’s cost and expense to make such filings after the Closing.

(b)               Except as set forth in Schedule 3.15(b) of the Disclosure Schedules, no Owned Intellectual Property has been or is now involved in any opposition, cancellation, public protest, domain name dispute resolution, interference, reissue, reexamination, mediation or arbitration proceeding and, to the knowledge of the Sellers, no such proceeding is or has been threatened with respect to any of the Owned Intellectual Property.

(c)                The Company owns or otherwise holds valid rights to use all Intellectual Property used in the operation of the Business as currently conducted. The Company exclusively owns, free and clear of any and all Encumbrances other than Permitted Encumbrances, all Owned Intellectual Property. The Company has not received any notice or claim challenging the Company’s ownership of any of the Owned Intellectual Property, nor to the knowledge of the Sellers is there a reasonable basis for any such claim.

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(d)               Except as set forth in Schedule 3.15(d) of the Disclosure Schedules, except as would not, individually or in the aggregate, be material to the Company or the Business, taken as a whole, the Company and the Business has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Owned Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company. To the knowledge of the Sellers, no unauthorized disclosure of any such Trade Secrets has occurred. Except as set forth on Schedule 3.15(d) of the Disclosure Schedules, all current and former employees, consultants and contractors of the Sellers carrying out the Business have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Sellers’ standard forms. All Intellectual Property developed by or for the Company was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Business acting within the scope of their employment, or independent contractors of the Business.

(e)                All Owned Intellectual Property is valid and subsisting and, to the knowledge of the Sellers, enforceable, except to the extent Sellers or the Company have determined to abandon the Intellectual Property set forth on Schedule 3.15(e) of the Disclosure Schedules in the exercise of their reasonable business judgment. Neither the Company nor any of the Sellers has received any notice or claim challenging the validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property or alleging any misuse of the Owned Intellectual Property or Licensed Intellectual Property. Except with respect to the abandoned Intellectual Property set forth on Schedule 3.15(e) of the Disclosure Schedules, the Company or the Business has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Owned Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)                To the knowledge of the Sellers, the development, manufacture, sale, distribution or other commercial exploitation of products and the provision of any services by the Company, if any, and all of the other activities or operations of the Company, in each case in connection with the Business, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and the Company or the Business has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Sellers, is there a reasonable basis therefor. Except as set forth in Schedule 3.15(a) of the Disclosure Schedules, no Owned Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or the Business. Except as set forth in Schedule 3.15(a) of the Disclosure Schedules, to the knowledge of the Sellers, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property.

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(g)               Except as set forth in Schedule 3.15(a) of the Disclosure Schedules, the Company or the Business has not transferred ownership of, or granted any exclusive license with respect to, any Owned Intellectual Property. Upon the consummation of the Closing, the Company shall continue to own all of the Owned Intellectual Property rights reasonably necessary for the conduct of the Business as it is currently conducted and all of such rights shall be exercisable by the Company to the same extent as prior to the Closing. No loss or expiration of any of the Owned Intellectual Property used by the Business as currently conducted is threatened, or, to the knowledge of the Sellers, pending or reasonably foreseeable.

(h)               The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property reasonably necessary for the Company to operate the Business as currently conducted. The execution, delivery and performance by the Sellers and the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or the Business’s rights or obligations under any Licensed Intellectual Property.

Section 3.16        Tax. The Company has in a timely manner filed all tax Returns required to be filed by it and has paid all Taxes required to be paid by it. All such tax Returns are true, correct and complete in all material respects. There are no liens for Taxes on any assets of the Company other than for Taxes not yet due and payable. No jurisdiction in which the Company does not file tax Returns has notified the Company that it is required to file tax Returns or pay Taxes in such jurisdiction. The Company is not a party to a tax sharing agreement or similar arrangement. At all times since formation, the Company has been classified as a partnership for U.S. federal income tax purposes.

Section 3.17        Revenue. Schedule 3.17 of the Disclosure Schedules sets forth a true, correct and complete schedule of the aggregate gross revenue generated by the Sellers in connection with the Business in fiscal year 2014. During fiscal year 2014, the Business generated, properly recorded and collected no less than $20.9 million in revenue.

Section 3.18        Material Contracts.

(a)                Except as set forth in Schedule 3.18(a) of the Disclosure Schedules and except with respect to this Agreement and the Ancillary Agreements, the Company is not a party to nor is the Company or the Business bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.18(a) of the Disclosure Schedules being “Material Contracts”):

(i)                 any Contract materially and primarily relating in whole or in part to any Intellectual Property, including any license of any Intellectual Property and any Contracts that relate to advertising services;

(ii)               any Contract relating to or evidencing Indebtedness;

(iii)             any Contract pursuant to which the Business or the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

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(iv)             any Contract with any Governmental Authority or relating to settlement of any administrative or judicial proceedings within the past five years;

(v)               any Contract with any Related Party of the Company;

(vi)             any employment or consulting Contract;

(vii)           any insurance policies relating to the Company or the Business;

(viii)         any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(ix)             to the knowledge of the Sellers, any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(x)               any Contract providing for indemnification to or from any Person with respect to Liabilities relating to any current or former business of the Company or any predecessor Person;

(xi)             any joint venture or partnership, merger, asset or purchase or divestiture Contract relating to the Company;

(xii)           any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company; or

(xiii)         any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $25,000 on an annual basis or in excess of $100,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company, taken as a whole.

(b)               Except as set forth on Schedule 3.18(a) of the Disclosure Schedules, each Material Contract is a legal, valid, binding and enforceable agreement against the Company and, to the Sellers’ knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles, and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date. None of the Company or, to the knowledge of the Sellers, any other party is in material breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company received any claim of any such breach, violation or default. To the knowledge of the Sellers, no facts or circumstances exist that would give rise to any claim of any such breach, violation or default. The Sellers have delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

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Section 3.19        Affiliate Interests and Transactions. Except as set forth in Schedule 3.19 of the Disclosure Schedules:

(a)                No Related Party of the Sellers or the Company: (i) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or the Business (other than equity or voting interests that do not exceed 5% of the outstanding equity or voting interests of a publicly traded company); (ii) owns or has owned, directly or indirectly, or has or has had any interest in any material property (real or personal, tangible or intangible) that the Company uses or has used in the Business; (iii) has any material business dealings or a material financial interest in any transaction with the Company or involving any assets or property of the Company; or (iv) is or has been employed by the Company.

(b)               Except for this Agreement and the Ancillary Agreements, there are no Contracts by and between the Company, on the one hand, and any Related Party of the Sellers or the Company, on the other hand, pursuant to which such Related Party provides or receives any material information, assets, properties, support or other services to or from the Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c)                There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, and does not have any Liability or other obligation of any nature to, any Related Party of the Sellers or the Company. Since December 31, 2014, the Company has not incurred any obligation or Liability to, and has not entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Sellers or the Company, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.20        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company.

Section 3.21        Securities Matters.

(a)                WYI is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, and is financially able to hold the Stock Consideration to be received hereunder for long-term investment and to suffer a complete loss of such investment. The Stock Consideration to be received by WYI hereunder is being obtained by WYI for its own account for investment purposes, and not with a view to any distribution thereof in violation of the Securities Act. WYI has had the opportunity to ask questions of the Buyer and its officers and employees and to receive to WYI’s satisfaction such information about the business and financial condition of the Buyer as WYI considers necessary or appropriate for deciding whether to acquire the Stock Consideration, and WYI is fully capable of understanding and evaluating the risks associated with the ownership of the Stock Consideration to be received by WYI hereunder.

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(b)               WYI has conducted its own diligence investigation with respect to the merits and risks associated with its investment in the Stock Consideration to be received by it hereunder. Notwithstanding that representatives of the Buyer may have provided information to WYI, WYI is not relying on, and has not relied on, any representation by the Buyer or any Affiliate or Representative of the Buyer with respect to any aspect of the business or prospects of the Buyer or its subsidiaries, other than the representations and warranties of the Buyer hereunder.

(c)                WYI understands and acknowledges that the Stock Consideration to be received by it hereunder are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, WYI represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.22        Exclusivity of Representations. Except as and to the extent set forth in this Agreement and the Ancillary Agreements and in the case of fraud or intentional misrepresentation, each of the Sellers, the Company and JS makes no representations or warranties, express or implied, with respect to itself, the Company, or any of their businesses, the Business, assets or Liabilities, to the Buyer or any other Person, and each of the Sellers, the Company and JS hereby disclaims all liability and responsibility for any other information, representation or warranty made, communicated or furnished to the Buyer or any of its Affiliates, Representatives or financing sources, including, without limitation, in connection with the Financing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers, the Company and JS as follows:

Section 4.1            Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased and operated by it or the nature of its business makes such qualification or licensing necessary.

Section 4.2            Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

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Section 4.3            No Conflict; Required Filings and Consents.

(a)                The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of the Buyer; (ii) conflict with or violate any Law applicable to the Buyer or by which any property or assets of the Buyer is bound or affected; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Buyer under, or result in the creation of any Encumbrance on any property, asset or right of the Buyer pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party, in each case in a manner that would reasonably be expected to prevent the Buyer from consummating the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)               The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4            Financing. The Buyer has, or shall have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5            Securities Issuance. The shares comprising the Stock Consideration being delivered by the Buyer to WYI hereunder are and shall be duly and validly issued, fully paid, nonassessable and owned of record and beneficially by WYI free of all Encumbrances and restrictions on transfer, other than restrictions on transfer contemplated by this Agreement, under applicable securities laws and as created by WYI. Assuming the accuracy of the representations and warranties as set forth in Section 3.21, the Stock Consideration will be issued in compliance with all applicable securities laws and other applicable Laws and without contravention of any other Person’s or entity’s rights therein or with respect thereto. Subject to restrictions on transfer provided in this Agreement, under applicable Law and as created by WYI, WYI will receive good and marketable title to the Stock Consideration to be received by WYI hereunder.

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Section 4.6            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.7            Investment Intent. The Buyer is acquiring the Transferred Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Transferred Interests in a manner that would violate the registration requirements of the Securities Act.

ARTICLE V
COVENANTS

Section 5.1            Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing and except as contemplated by this Agreement, the Ancillary Agreements and the Original Camuto License Agreement, the Sellers shall cause the Business to be conducted only in the ordinary course of business consistent with past practice, and shall cause the Company and the Business to use commercially reasonable efforts to (i) preserve substantially intact their business organization and assets; (ii) keep available the services of the current officers, employees and consultants of the Company and the Business; (iii) preserve the current relationships of the Company and the Business with customers, suppliers, licensees and other persons with which the Company or the Business have significant business relations; and (iv) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, except as contemplated by this Agreement, the Ancillary Agreements and the Original Camuto License Agreement, between the date of this Agreement and the Closing Date, the Sellers, in respect of the Company or the Business, as applicable, shall not, do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(a)                take any actions with respect to the Company’s capital structure or organizational structure, or amend or otherwise change its certificate of formation or operating agreement or equivalent organizational documents;

(b)               issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance, except a Permitted Encumbrance (i) any Membership Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any such Membership Interests, or any other equity or ownership interest in the Company or the Business or (ii) any properties or assets of the Company or the Business, other than sales of inventory or other products by licensees of the Business in the ordinary course of business;

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(c)                acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract or arrangement;

(d)               incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances;

(e)                enter into, amend, waive, modify or consent to the termination of any lease, any Contract in respect of any Owned Intellectual Property, any Material Contract, or materially amend, waive, modify or consent to the termination of the Company’s or the Business’ rights thereunder;

(f)                permit the lapse of any right relating to Owned Intellectual Property or any other intangible asset used in the Business; or

(g)               agree or commit to do any of the foregoing.

Section 5.2            Covenants Regarding Information. From the date hereof until the Closing Date, the Sellers shall, and shall cause the Company to, afford the Buyer and its Representatives complete access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Sellers and the Company, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request.

Section 5.3            Exclusivity. The Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Sellers shall not, and shall take all action necessary to ensure that none of the Company or any of its respective Affiliates or Representatives shall, directly or indirectly, except as contemplated by this Agreement, the Ancillary Agreements and the Original Camuto License Agreement, (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of the assets or Owned Intellectual Property of the Company or the Business, to enter into any merger, consolidation or other business combination relating to the Company or the Business or to enter into any other business transaction involving or otherwise relating to the Company; or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Sellers shall notify the Buyer promptly, but in any event within 2 days, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made.

Section 5.4            Notification of Certain Matters. The Sellers shall give prompt written notice to the Buyer of (a) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Sellers contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (b) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of the Sellers, the Company or any other Affiliate of the Sellers to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (e) any Action pending or, to the Sellers’ knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

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Section 5.5            Intercompany Arrangements. Except as set forth in Schedule 5.5 of the Disclosure Schedules or as expressly contemplated by this Agreement or the Ancillary Agreements, all intercompany and intracompany accounts or contracts between the Company or the Business, on the one hand, and the Sellers and their Affiliates, on the other hand, shall be cancelled without any consideration or further liability to the Company or the Business and without the need for any further documentation, immediately prior to the Closing.

Section 5.6            Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated November 4, 2014 between the Buyer and WYI (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.7            Consents and Filings; Further Assurances.

(a)                The Sellers and the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Sellers shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Sellers shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent.

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(b)               Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section 5.7 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Company or any of their respective Affiliates, (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Transferred Interests.

(c)                JS and the Sellers acknowledge and agree that, other than with respect to her Commercial Persona (as defined in the Contribution Agreement) associated with the Retained Assets, JS has, prior to the date hereof, assigned all right, title and interest in and to her Commercial Persona (i.e., other than to the extent associated with the Retained Assets), to the Sellers, and that JS’s Commercial Persona associated with the Transferred Assets (as defined in the Contribution Agreement) constitutes all such right, title and interest in and to JS’s Commercial Persona (other than to the extent associated with the Retained Assets), which have been transferred to the Company pursuant to the Contribution Agreement. Among other things, the Sellers have contributed to the Company all Owned Intellectual Property, all rights under Contracts (other than the Retained Assets), including Contracts relating to any obligation for JS to provide personal services to the Business and any rights surviving the termination of the Original Camuto License Agreement, and advances in respect of any royalties not fully earned as well as all prepaid advertising assets, in each case related to the Business. From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements (including the contribution of the Intellectual Property and assets contemplated by the Contribution Agreement). The Sellers and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, commitment, Permit or other Contract to which the Company is a party is not obtained prior to the Closing, the Sellers and the Buyer will, subsequent to the Closing, cooperate with each other or the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(d)               In the event that any amounts otherwise payable to the Company with respect to periods following the date of this Agreement, including any royalty payments under current or former license agreements, including, without limitation, the Camuto License Agreement, are received by the Sellers or any of their respective Affiliates (other than the Company) following the date of this Agreement, such amounts shall be promptly (and in any event within 30 days) forwarded and remitted to the Company or its designee. In the event that any amounts otherwise payable to the Company or the Sellers with respect to periods prior to or on the date of this Agreement, including any royalty payments under current or former license agreements, including, without limitation, the Original Camuto License Agreement, are received by the Company or any of its Affiliates (other than the Sellers) following the date of this Agreement, such amounts shall be promptly (and in any event within 30 days) forwarded and remitted to the Sellers or their respective designee, as applicable.

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Section 5.8            Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby prior to obtaining the written approval of all other parties hereto, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.9            Contribution. The Sellers shall consummate the Contribution prior to Closing upon the terms set forth in the Contribution Agreement.

Section 5.10        Financing Cooperation. The Sellers shall, and shall cause the Company to use its commercially reasonable efforts to, and to cause its Affiliates and Representatives (including legal and accounting advisors) to, cooperate in connection with the arrangement of any financing that Buyer may seek in connection with the transactions contemplated hereby (the “Financing”), as may be reasonably requested by the Buyer. Such cooperation shall include (i) making senior employees of the Company or the Business available to participate in a reasonable number of due diligence and drafting sessions; (ii) assisting with the preparation of customary materials regarding the Company or the Business for any offering memorandum, bank book or similar documents reasonably required in connection with the Financing; and (iii) furnishing the Buyer with unaudited quarterly or annual financial statements, financial data and other financial information regarding the Business, the Sellers and the Company.

Section 5.11        Tax Filings; 754 Election. The Sellers shall prepare and file all Returns of the Company for all taxable periods that end on or before the Closing Date and shall pay all Taxes shown to be due thereon. For the taxable year of the Company that ends on the Closing Date, the Sellers shall cause the Company to make the election provided for in Section 754 of the Code on the Company’s U.S. federal income tax return.

Section 5.12        Registration Rights. At any time during the six months following the Closing, if the Buyer proposes to register (including, for this purpose, a registration effected by the Buyer for its existing stockholders) any of its common stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating to the sale of securities to employees of the Buyer or a Subsidiary pursuant to a stock option, stock purchase, or similar plan, (ii) a registration relating to a Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Stock Consideration; or (iv) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered), the Buyer shall, at such time, promptly give WYI notice of such registration. Upon the request of WYI given within ten days after such notice is given by the Buyer, the Buyer shall, subject to customary limitations and cutbacks, cause to be registered all of the shares of common stock that WYI has requested to be included in such registration. The Buyer shall have the right to terminate or withdraw any registration initiated by it under this Section 5.12 before the effective date of such registration, whether or not WYI has elected to include any shares in such registration.

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ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1            General Conditions. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either the Buyer or the Sellers (on behalf of themselves, the Company and JS) in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party and, in the case of the Sellers, the Company and JS):

(a)                No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect (and has not been vacated, diminished or withdrawn prior to the Closing) and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)               HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 6.2            Conditions to Obligations of the Sellers, the Company and JS. The obligations of the Sellers, the Company and JS to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:

(a)                Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.

(b)               Covenants. The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(c)                Officer’s Certificate. The Sellers shall have received from the Buyer a certificate to the effect set forth in Sections 6.2(a) and (b), signed by a duly authorized officer thereof.

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(d)               Ancillary Agreements. The Sellers shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Sellers.

Section 6.3            Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                Representations and Warranties. (i) The Fundamental Representations made by the Sellers shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, and (ii) all other representations and warranties of the Sellers or the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Covenants. The Sellers, the Company and JS shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing.

(c)                No Material Adverse Effect. There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or the Business.

(d)               Officer’s Certificate. The Buyer shall have received from each Seller a certificate to the effect set forth in Sections 2.2(b)(iv)(x) and (y) and 6.3(a), (b) and (c), signed by a duly authorized officer thereof.

(e)                Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all consents as set forth on Schedule 3.3(a) of the Disclosure Schedules, shall have been received and shall be satisfactory in form and substance to the Buyer in its reasonable discretion.

(f)                Ancillary Agreements. The Buyer shall have received an executed counterpart of each of the Ancillary Agreements signed by each party other than the Buyer.

(g)               Termination of Original Camuto License Agreement. The Sellers or the Company shall have provided evidence, in form and substance reasonably satisfactory to the Buyer, of the termination, at no cost to the Buyer other than the payment by the Buyer to Camuto a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000), and with no further Liability or obligation on the part of the Company or the Business, of the Original Camuto License Agreement, except as set forth in such related termination agreement.

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(h)               Tax Certificate. Each of the Sellers shall have delivered to the Buyer a certificate of non-foreign status reasonably acceptable to Buyer, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2).

ARTICLE VII
INDEMNIFICATION

Section 7.1            Survival.

(a)                The representations and warranties of the Sellers and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive for twelve (12) months following the Closing; provided, however, that (i) the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 relating to the Membership Interests, Section 3.5 relating to capitalization, Section 3.6 relating to equity interests, and Sections 3.20 and 4.6 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.20, 4.1, 4.2 and 4.6 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive until the expiration of all applicable statute of limitations; and (ii) the representations and warranties set forth in Section 3.16 relating to Tax shall survive until the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)               The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

Section 7.2            Indemnification by the Sellers. The Sellers shall, jointly and severally, save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                any breach of any representation or warranty made by the Sellers contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

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(b)               any breach of any covenant or agreement by the Sellers, the Company or JS contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(c)                any Tax of the Company or relating to the assets of the Company for any period (or portions thereof) ending on or prior to the Closing Date;

(d)               any Liability or obligation of any kind or nature of any of the Sellers and/or JS, and any Liability or obligation of any kind or nature of the Business as conducted by the Sellers related to any period prior to the Closing, and any Liability or claim by any Person that such Person is entitled to any equity or other interest in the Company, the Sellers and/or any of the proceeds of the transactions contemplated hereby to be paid to the Sellers; and

(e)                any Transaction Expenses of the Sellers or JS charged to the Buyer, the Company or any of their Affiliates.

Section 7.3            Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Sellers, JS and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(b)               any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and

(c)                any Transaction Expenses of the Buyer charged to the Sellers, JS or any of their Affiliates.

Section 7.4            Procedures.

(a)                A Person seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice containing the nature of the Loss, the dates of such Loss and the details of specific Losses, if reasonably practicable (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

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(b)               If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief, any claim that would impose criminal liability or damages or any Third Party Claim involving a customer, supplier, licensor or other partner of the Indemnified Party, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. If the Indemnifying Party does not elect to assume the defense of such Third Party Claim in accordance with the first sentence of this Section 7.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim, unless such settlement, compromise or judgment (i) does not involve a finding or admission of wrongdoing, (ii) includes an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim and any similar claims, (iii) does not imposes equitable remedies or any obligation on the Indemnified Party, and (iv) provides solely for the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(c)                An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VII. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.

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(d)               The indemnification required hereunder shall be made by (i) prompt payment by the Indemnifying Party or (ii) setoff and application against any amount that may be due to the Indemnifying Party under this Agreement or any Ancillary Agreement pursuant to Section 7.8 of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

(e)                The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

Section 7.5            Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party under Section 7.2(a) or Section 7.3(a), as applicable, equals or exceeds on a cumulative basis $750,000 (the “Threshold Amount”), in which event the Indemnifying Party shall only be required to pay or be liable Losses above and not below the Threshold Amount, (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to claims pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall be an amount equal to $5,000,000, provided, that the foregoing clauses (a) and (b) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation, any inaccuracy or breach of Section 3.16 relating to tax matters, or to any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation.

Section 7.6            Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Indemnified Parties expressly reserve the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of such Indemnified Party or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 7.7            Exclusive Remedy. After the Closing, and except for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation and except for specific performance of covenants, where appropriate under applicable Law, the obligations to indemnify under this Article VII shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement.

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Section 7.8            Setoff. Each party hereto shall have the right to setoff and apply against any amount that may be due hereunder against any amount that has been finally, judicially determined by a court of competent jurisdiction to be due to it under this Agreement or any Ancillary Agreement, whether in respect of an indemnification obligation, royalty payment or otherwise, subject to the terms and conditions of the Operating Agreement.

ARTICLE VIII
TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by mutual written consent of the Buyer and the Sellers;

(b)               (i) by the Sellers, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Sellers; provided, however, the Sellers shall have no right to terminate this Agreement pursuant to this Section 8.1(b)(i) in the event either Seller is itself in breach of this Agreement or any Ancillary Agreement; or (ii) by the Buyer, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 15 days following delivery to such Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer; provided, however, the Buyer shall have no right to terminate this Agreement pursuant to this Section 8.1(b)(ii) in the event the Buyer is itself in breach of this Agreement or any Ancillary Agreement;

(c)                by either the Sellers or the Buyer if the Closing shall not have occurred by June 30, 2015; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d)               by either the Sellers or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.7, to have such order, decree, ruling or other action vacated.

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The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.20 and 4.6 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 5.8 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section 9.8 relating to governing law, Section 9.9 relating to submission to jurisdiction and this Section 8.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement. In the event of the termination of this Agreement pursuant to Section 8.1(b)(i), the Earnest Money shall be released to the Sellers on a non-accountable basis.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1            Fees and Expenses.

(a)                Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

(b)               All transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Tax that become payable in connection with the transactions contemplated hereby shall be paid by the Seller.

Section 9.2            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.3            Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(i)	if to the Sellers, JS or (prior to Closing), the Company, to:

DL Business Management
200 West 57th Street, #1403
New York, NY 10019
Attention: David Levin, CPA, Esq.
E-mail: davidlevin@dlbm.com

with a copy (which shall not constitute notice) to:

Littman Krooks, LLP
655 Third Avenue, 20th Floor
New York, NY 10017
Attention: Mitchell C. Littman, Esq.
E-mail: mlittman@littmankrooks.com

and

Grimes LLC
3501 Bonita Bay Blvd.
Bonita Springs, FL 34134
Attention: Charles W. Grimes, Esq.
E-mail: grimes@gandb.com

(ii)	if to the Buyer or (following Closing), the Company, to:

Sequential Brands Group, Inc.

1065 Avenue of the Americas, 30th Floor

New York, NY 10018

Email: yshmidman@sbg-ny.com

Attention: Yehuda Shmidman

with a copy (which shall not constitute notice) to:

Tengram Capital Management, L.P.

15 Riverside Avenue
Westport, CT 06880
Email: atarshis@tengramcapital.com

Attention: Andrew Tarshis

Section 9.5            Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

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Section 9.6            Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.7            No Third-Party Beneficiaries. Except as provided in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.8            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 9.9            Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 9.10        Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11        Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12        Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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Section 9.14        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart). In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or data file signature page were an original thereof. This Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

Section 9.16        Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.17        No Presumption Against Drafting Party. Each of the Buyer and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer

WITH YOU, INC.

By:	/s/ Jessica Simpson
Name: Jessica Simpson
Title: President

CORNY DOG, INC.

By:	/s/ Jessica Simpson
Name: Jessica Simpson
Title: President

WITH YOU LLC

By:	/s/ Jessica Simpson
Name: Jessica Simpson
Title: President of Managing Member

JESSICA SIMPSON

/s/ Jessica Simpson

Signature Page to Purchase Agreement